EXHIBIT 9

CODE OF ETHICS

MOUNT YALE ASSET MANAGEMENT, LLC MOUNT YALE INVESTMENT ADVISORS, LLC PRINCETON FUND ADVISORS, LLC

CODE OF ETHICS

Effective Date February 2005 As last revised: June 2011

You  will find   definitions  of  some  of  the  capitalized   terms  used  ll1   this  Code  of  Ethics  m Appendix A.

1.

SCOPE OF CODE

Mount Yale Asset Management, LLC and Mount Yale Investment Advisors, LLC and Princeton Fund Advisors, LLC (collectively the "Adviser") have established, maintained and enforced this Code of Ethics to set forth the standards of conduct expected of Employees and to require compliance with the federal securities laws and the Adviser's fiduciary duties.  This Code of Ethics also addresses the personal securities trading activities of Access Persons in an effort to detect and prevent illegal or improper personal securities transactions.

2. STANDARDS OF BUSINESS CONDUCT FOR THE ADVISER AND ALL EMI'LOYEES

A.

Compliance with Federal Securities Laws

The Adviser and all Employees shall comply with all applicable provisions of the federal securities laws and the regulations related to those laws. In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•

Defrauds a Client in any manner;

Misleads a Client, including any statement that omits material facts:

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Operates or would operate as a fraud or deceit on a Client; Functions as a manipulative practice with respect to a Client; and

•

Functions as a manipulative practice with respect to securities.

B.

Status as a Fiduciary

The Adviser shall conduct its business at all times consistent with its status as a fiduciary to its Clients.  This means the Adviser has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients and must act in the best interests of its Clients.  This includes putting Client interests first at all times.

C.

Confidentiality  oflnformation

The Adviser and all Employees have a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations.  To ensure this duty is fulfilled, the Adviser has adopted this Code of Ethics and the Privacy Policy.  All Employees are required to adhere to the provisions of these policies.  All Employees are also prohibited  from disclosing confidential information concerning the Adviser, including any trade secrets or other proprietary information.

3.

SPECIFIC POLICIES APPLICABLE  TO ALL EMPLOYEES

A.

Employees shall not accept any gift, entertainment or other thing of more than nominal value from any broker-dealer, underwriter or placement agent that does business with or on behalf of any Client.  Employees shall not accept any gift, entertainment or other thing of more than nominal value from any vendor or service provider to the Adviser.

B.

Neither the Adviser nor Employees shall provide extravagant or excessive gifts, entertainment or other benefits to any Client, prospective client or any entity that does business with or on behalf of the Adviser.  No Employee shall have any sort of financial arrangement with or ownership or similar interest in any service provider to the Adviser unless disclosed to and approved by the Adviser.

C.

Employees are generally prohibited from serving on the boards of directors of publicly traded companies.  An exception may be made only with the approval of the Chief Compliance Officer and only after such person has determined that such service is in the best interests of the Adviser and its Clients.  If an Employee is permitted to serve as a director of a publicly-traded company pursuant to this section, the Adviser shall not transact in the securities of such publicly-traded company.

D.

The Adviser recognizes that certain outside activities of Employees are permissible and will not interfere with the Employee's duties to the Adviser and to Clients.  To ensure that such outside activities do not conflict with any duties to the Adviser or to Clients or otherwise harm the Adviser's reputation, the Adviser requires that all Employees disclose such outside activities at the inception of the activity and annually thereafter.   "Outside activities" include directorships of private companies, public/charitable positions and fiduciary appointments (such as executorship, trusteeship or power of attorney) other than with respect to family members. Questions regarding whether any outside activity conflicts with duties or harms the Adviser's reputation must be promptly directed to and resolved by the Chief Compliance Officer.

E.

Any Employee who discovers a violation or apparent violation of the Code or of an applicable law or regulation must promptly report the matter to the Chief Compliance Officer.  Any Ernployee who discovers that he or she has violated or apparently violated the Code must promptly report the matter to the Chief Compliance Officer.  All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately.  The Adviser prohibits retaliation against individuals who report violations or apparent violations of the Code, applicable law or regulation in good faith and will treat any such retaliation as a further violation of the Code.

F.

Any Employee who is contacted by a regulator or other governmental official concerning the Adviser's business practices must promptly report the matter to the Chief Compliance Officer.  Any Employee who is contacted by a third party concerning threatened or actual litigation or other adversary proceeding against the Adviser must promptly report the matter to the Chief Compliance Officer.

G.

As noted in Section 2.A above, the Adviser prohibits any activity which directly or indirectly functions as a manipulative practice with respect to securities.  This prohibition includes the intentional creation or spreading of false information intended to affect securities prices, or other potentially manipulative conduct.  If an Employee has any questions about whether the Employee is in possession of such false information and how to proceed, the Employee is to consult with the Chief Compliance  Officer.

H.

The Adviser will provide this Code to all Employees upon adoption and to all new Employees upon employment. All Employees must certify that they have received, read and understand this Code, recognize that they are subject to it and will comply with it. The form of certificate is attached to the Code.

L

The Adviser will provide any amendments to the Code promptly to all Employees. Similar certifications will be required for all such amendments. The form of certificate is attached to the Code.

J.   On an annual basis, all Employees must certify that they have received, read and understand this Code, recognize that they are subject to it, have complied with it during the period and will comply with it.

4.

SPECIFIC POLICIES  APPLICABLE  TO ALL ACCESS PERSONS

A.

No Access Person shall divulge to any person any Client holdings, any recommendation  made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

B.

An Access Person shall use his or her best judgment  in giving investment advice to Clients and shall not take into consideration his or her personal financial situation or interests in doing so.

C.

When engaging in a Personal Securities Transaction, an Access Person shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position.  This policy is designed to recognize the fundamental principle that Access Persons owe their chief duty and loyalty to the Adviser and the Adviser's Clients.

D.

Access Persons shall not engage in any Personal Securities Transaction that involves the purchase of Securities in an initial public offering.

E.

Personal Securities Transactions involving private placement  of Securities require prior approval. Investments in privately placed Securities shall be limited as follows:

(I)

Access Persons shall not engage in any Personal Securities Transaction that involves a private placement of Securities without the express prior approval of the Chief Compliance Officer. The form of the request for prior approval is attached to this Code.  In reviewing any such approval request, the Chief Compliance Officer shall consider, among other factors, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Adviser.

(2)  Access Persons who have a Beneficial Ownership interest in any Securities obtained through a private placement shall disclose such interest to the Chief Compliance Officer if and when they become aware of or involved in any subsequent consideration of an investment in the same issuer for a Client account.  In such case, the decision to invest in the Securities of such an issuer for a Client account shall be subject to the review and approval of the Chief Investment Officer and reported to the Chief Compliance Officer.

F.

Access Persons shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty calendar days. The Chief Compliance Officer may grant an exception to this provision in cases of personal hardship or other appropriate circumstances.

G.

Access Persons shall not engage in excessive trading for their personal securities accounts. Excessive trading personal trading by an Access Person diverts such Access Person's attention from the responsibility of providing services to Client accounts and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions.  This Code of Ethics does not define "excessive trading", but rather leaves such determinations to the judgment of the Chief Compliance Officer based on the circumstances.  Access Persons should be aware, however, that if their trades exceed  15 per quarter, the trading activity will be specifically reviewed for excessiveness.

H.

When an Access Person engages in a Personal Securities Transaction, the Access Person shall direct that the executing broker send a duplicate copy of the confirmation to the Chief Compliance Officer at the same time as it is provided to such Access Person.  Such Access Person shall also direct such broker to provide duplicate copies of any periodic statements on any account maintained by such person (or any other account in which such Access Person has a Beneficial Ownership interest) to the Chief Compliance Officer.

5.

ADDITIONAL  POLICIES,  PROCEDURES   AND  RESTRICTIONS   TO  DETECT  AND PREVENT INSIDER TRADING

A.

Employees must ensure that Material Non-Public Information remains secure, and must not divulge to any person any Material Non-Public Information, except in the performance of their duties.

B.

No Insider shall engage in Insider Trading on behalf of himself or herself or others.  If an Insider learns of any Material Non-Public Information, he or she shall promptly disclose it to the Chief Compliance Officer.  The Chief Compliance Officer shall promptly notify all Employees of the Adviser  to abstain (and to use their best efforts to cause their Immediate Family Members to abstain) from all trading in the applicable security.  This prohibition on trading shall apply until the Chief Compliance Officer notifies the Employees that the Material Non-Public Information has become public or otherwise has ceased to be Material Non-Public Information. The Insider shall not disclose or divulge such Material Non-Public Information, or the fact that Material Non-Public Information exists, to any other person.

C.

Questions regarding whether any information is Material Non-Public Information must be promptly directed to the Chief Compliance Officer.

6.

ACCESS PERSON REPORTING  REQUIREMENTS

A.

Initial Holdings Report; Annual Holdings Report

Each Access Person must provide an initial holdings report to the Chief Compliance Officer within  I 0 days of becoming an Access Person and thereafter on an annual basis. The form of the report is attached to this Code.  Access Persons need not report holdings that are not "Securities" as defined in Appendix A of this Code.

B.

Quarterly Personal Trading Report

No later than 30 days after the end of each calendar quarter, each Access Person must file a personal trading report with the Chief Compliance Officer.  The form of the report is attached to this Code. The report must give details concerning all transactions during the quarter in any Security in which the Access Manager has, or by reason of any transaction acquired, any Beneficial Ownership.  If no reportable transactions occurred during the quarter, the report must say so. The Chief Compliance Officer must review, initial and date the personal trading report of each Access Person before filing it.

An Access Person is not required to submit a repm1 with respect to:

(I)

holdings that are not "Securities" as defined in this Code (note that the Princeton Futures Strategy Fund is a Security);

(2)

Securities held in accounts over which the Access Person had no direct or indirect influence or control; nor

(3)

transactions effected pursuant to an automatic investment plan.

An Access Person is also not required to submit a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Adviser keeps in its records so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

C.

Confidential Treatment

The Adviser shall maintain all holdings and transaction reports in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with valid requests from regulatory authorities.

7.

ENFORCEMENT  AND SANCTIONS

A.

Process and Responsibility

The Chief Compliance Officer has the primary responsibility for determining whether violations of the Code have occurred and if so, for recommending any sanctions with respect to violations.  The ultimate responsibility for determining sanctions shall rest with the Chief Executive Officer.  If the alleged violator is the Chief Compliance Officer, the matter must be reported to the Chief Executive Officer and the President, who shall have responsibility  for enforcing the Code and determining any sanctions.

The Adviser shall maintain a written record of all such violations and any action taken as a result.

A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the person or persons enforcing the Code.  In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation:  (i) the degree of willfulness of the violation; (ii) the severity of  the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of this Code by the violator; and

(vii) the circumstances of discovery of the violation.  In addition to sanctions, violations may result in referral to civil or criminal authorities where. appropriate.

B.

Opportunity to Respond

A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

8.

RESPONSIBILITIES  OF CHIEF  COMPLIANCE  OFFICER RELATED  TO PERSONAL TRADING

A.

Initial Holdings Report; Annual Holdings Report

The Chief Compliance Officer shall review and maintain all initial and annual holdings reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

B.

Quarterly Personal Trading Reports

The Chief Compliance Officer shall review and maintain all quarterly transaction reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

C.

Pre-Clearance  for Private Placements

The Chief Compliance Officer shall review and approve or disapprove all Access Person requests to pre-clear Personal Securities Transactions that involve a private placement of Securities.  Such review shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.  The Chief Compliance Officer shall specifically document the reasons for approving or disapproving the request.

D.

Violations or Suspected Violations

If the Chief Compliance Officer becomes aware of a violation or suspected violation of the Code as a result of such review, the Chief Compliance Officer shall take whatever steps deemed necessary to enforce the provisions of the Code, including consulting with outside counsel.

E.

Review of Chief Compliance Officer Reports and Reg nests

To the extent the Chief Compliance Officer submits holdings and transactions reports, or pre clearance requests pursuant to this Code of Ethics, such reports and requests will be reviewed by the President, who shall act as the "Chief Compliance Officer" under this Code with respect to all such reports and requests.

F.

Delegation

The Chief Compliance Officer may delegate certain administrative  responsibilities  under  this Code of Ethics. The Chief Compliance Officer shall retain ultimate responsibility, however, for the administration of the Code of Ethics.

9.

OTHER RESPONSIBILITIES  OF THE CHIEF COMPLIANCE  OFFICER

A.

Administrative

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Ensure all Employees receive a copy of the Code of Ethics and sign the certification on an initial and annual basis, as well as for any amendments to the Code of Ethics.

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Determine whether an Employee has Material Non-Pnblic Information, with such assistance as may be required.  Further, upon determining that an Employee possesses Material Non-Public Information, enforce the provisions of this Code.

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Receive reports of violations and suspected violations of the Code, investigate them promptly, with such assistance as may be required, and determine whether a violation has occurred.

Review the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation.

Update the Code of Ethics as necessary or appropriate in the event of compliance issues, changes in the Adviser's business activities or regulatory developments.

B.

Records Reqnired To Be Kept  for Five Years (minimnm two years on-site)

All initial and annual holdings reports

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All qumterly personal trading reports

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A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years

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A record of any violation of the Code of Ethics and of any action taken as a result of the violation

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All written acknowledgements of the Code of Ethics for each person who is currently, or within  the past five years was, an employee or supervised person of the Adviser

A list of persons who are currently, or within the past five years were, Access Persons

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All records documenting the annual review of the Code of Ethics

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All  records of pre-clearance  requests to invest in private placements  and the responses thereto

APPENDIX  A

DEFINITIONS

"Access Person" means any Employee who has access to non public information regarding any clients' purchase or sale of securities or nonpublic information regarding the portfolio holdings of any registered fund the Adviser or its affiliates manage (e.g., the Princeton Futures Strategy Fund), or

•

recommends securities for client accounts, or has access to securities recommendations for client accounts that are nonpublic.

Directors, Officers, Members and Partners of the Adviser are presumed to be Access Persons.

"Beneficial  Ownership" of a security  means a direct or indirect  "financial interest" in the security. This means the opportunity, directly or indirectly, to profit or share in any profit derived from a  transaction in the security.  In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a person includes, without limitation, the following examples:  securities Beneficially Owned by Immediate Family Members of the person (a presumption rebuttable by evidence to the contrary); securities held by a trust in which the person is a beneficiary; securities held by a partnership in which the person is a general  partner or, in some circumstances,  owned by a corporation  in which the person is a shareholder; securities held in a portfolio from which the person is entitled to a performance related fee (subject to limited exceptions); and securities held by another person or entity pursuant to any agreement,  understanding,  relationship or other arrangement giving the person any direct or indirect pecuniary  interest.

"Client" means any person for whom or which the Adviser serves as an ''investment adviser" within the meaning of Section 202(a)( II) of the Investment Advisers Act of 1940, as amended, and the rules and regulations there under.

"Chief Compliance Officer" means the person designated by the Adviser to serve as Chief Compliance Officer pursuant to Rule 206(4)-7.

"Employees" include all directors, officers and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser's supervision and control.  It is intended that this definition reflect the concept of "Supervised Persons" set forth under the Investment Advisers Act of 1940, as amended.

"Immediate Family Member" of a person includes the person's spouse, children under the age of 25 years residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

"Insider" means the Adviser, an Employee of the Adviser and any Immediate Family Member of the Employee.  In addition, a person is an Insider if the person enters into a special confidential relationship in the conduct of the affairs of the Adviser and as a result is given access to Material Non Public Information.  Examples include, without limitation, accountants, consultants, advisers, attorneys, bank lending officers and the employees of such organizations.

"Insider Trading" means the use of Material Non-Public Information to trade in a security (whether or not one is an Insider) or the communication of Material Non-Public Information to others.

While the meaning of the term is not static, Insider Trading generally includes: (a) trading in a security by an Insider, while in possession of Material Non-Public Information; (b) trading in a security by a person who is not an Insider, while in possession of Material Non-Public Information, where such information either was disclosed to the person in violation of an Insider's duty to keep it confidential or was misappropriated; and (c) communicating Material Non-Public Information to any person, who then trades in a security while in possession of the information.

Mutual fund purchases  and sales are also subject to the insider trading rules.  To the extent an associated person possesses  material, non-public information concerning the Princeton Futures Strategy Fund, e.g., a significant valuation issue or transaction that is likely to affect the Fund's net asset value, trading on the basis of such information is also prohibited.

"Material Non-Public Information" For purposes of this policy, information  is "material" if it has "market significance" in the sense that such information, if disclosed, would be likely to affect the market price of any outstanding securities or would be likely to be considered important by reasonable investors in determining whether to purchase or sell such securities.  Information should be deemed "non-public" when it is not yet in general circulation or when the possessor knows or should know that the information is only available to "insiders".  To show that information is public, one should be able to point to some fact demonstrating that the information is generally available, e.g., by disclosure in a press release or public filing.

Although issuers are generally prohibited from selectively disclosing material non-public information, disclosure of such information may occur in the context a of a formal or informal meeting with a company representative.  Material non-public information may be in the possession of a service provider to the issuer, such as a lawyer, accountant, investment banker, or consultant.  Such information may also be in the possession of friends or relatives of an issuer's employees or service providers.  A person's relationship with the company is not determinative of whether that person possesses material non public information.  Rather, it is the nature of the information itself that must be examined.  If the information possessed by an individual satisfies the definition of material non-public information set forth above. that information must be kept confidential and may not be the basis for any securities or other transactions related to the information.

Although it is not possible to identify in a policy all information that could be deemed "material", some examples relating to issuers would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant achievements or failures in research or testing activities, major personnel changes, labor negotiations, price changes, major marketing changes, government investigations or significant litigation.

For purposes of this policy, the prohibition on transactions based on the possession of material non-public information includes transactions in all securities and other instruments while in the possession of material non-public information relevant to the transaction.  This includes transactions in equity securities and debt securities, including municipal securities and government-issued  securities.

"Personal Securities Transaction" means a transaction in a security in which a person has or thereby acquires Beneficial Ownership.  A person is considered to be "engaging in" or "effecting" a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transaction.

"Security" means (except as set forth below) any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation  in any profit-sharing agreement, collateral-trust certificate, preorganization  cettificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly  known as a "security'', or any certificate of interest or participation  in, temporary  or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

"Security" does not include:

•

Direct obligations of the Government of the United States;

•

Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instmments, including repurchase agreements;

•

Shares issued by money market funds;

•

Shares issued by open-end funds (other than the Princeton Futures Strategy Fund); and

•

Shares issued by unit investment trusts that are invested exclusively in one or more open end funds.

HOLDINGS REPORT OF ACCESS PERSONS

Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report. Initial  Annual

You must submit this Report to the Chief Compliance Officer not later than I 0 days after you become an Access Person and thereafter no later than January 31" of each year. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•

You need not include securities holdings that are not "Securities" as defined in the Code.

•

If you have no reportable securities holdings, put an "X" in the following boxD, and skip to the signature line.

•

Set forth the following information  with  respect to reportable  securities holdings  in which  you have any Beneficial Ownership: **

Title and Exchange Ticker/

Number of Shares or Principal

Type of

Broker, Dealer

CUSIP

Amount

Security

or Bank Involved

(If you need additional space, please attach additional pages.)

The answers to the foregoing (including any attached statements) arc true and correct to the best of my information and belief and the information supplied is current as of a date no more than 45 days before the date of this submission.

Name of Access Person

Dated:

Signature of Access Person

**     Alternatively, you may attach broker-dealer  or other statements reflecting these holdings as long as the statements contain all the information required by this Report. If you attach statements, write "See attached statements" on the face of the Report.

Chief Compliance Officer Initials:

_

Date:

_

QUARTERLY  TRANSACTION  REPORT OF ACCESS PERSONS

(for the Quarter Ended , )

You must submit this Report to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•

You need not include transactions of the type described in Section 6.B of the Code or involving securities other than "Securities" as defined in this Code.

•

If you had no reportable transactions during the quarter, put an "X" in the following box D, and skip to the signature line.

•

If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in the Report, please put an asterisk (*) next to the reported transaction(s) in that Security.

•

Set forth the following information with respect to reportable transactions during the quarter in any security in which you have, or by reason of such transaction acquired, any Beneficial Ownership in the security:*·•·

Date of Transaction/	Number of	Nature of
Narne of Issuer/	Shares or	Transaction
Title or Description	Principal	(purchase.	Unit	Total	Broker, Dealer

  of Security Amount sale or other) Price Price or Bank Involved

(If you need additional space, please attach additional pages.)

The answers to lhe foregoing (including any attached statements) are true and correct to the best of my information and belief.

Name of Access Person

Dated:

Signature of Access Person

Alternatively, you may attach broker-dealer or other statements reflecting those transactions as long as the statements contain all the information required by this Report.  If you attach statements, write "See attached statements" on the face of the Report.

Chief Compliance Officer Initials:

_

Date:

_

Private J Iacement Approval Request

Please Print.

Employee Name:

_ Employee Position:

_

Mount Yale Phone Extension/Number:------------------ Name of Issuer/Company:

_

Dollar amount of private placement:--------------------------------

Dollar amount of your  intended  investment:------------------------------ Does this company have publicly traded securities?  D Yes  D No

HO\v were you offered the opportunity to invest in this private placement?

_

What is the nature of your relationship with the individual or entity?---------------------

Was the opportunity because of your position with Mount Yale'?

Would it appear to the SEC or other parties that you are being offered the opportunity to participate in an exclusive, very limited offering as a way to curry hwor with you or your colleagues at

Mount     Yale''-------------------------------------

Are you inclined to invest in the private placement on behalf of the funds/accounts you manage'?

D  Yes

D  No

Would any other Mount Yale funds/accounts want to invest in this private placement'?

D  Yes

D  No

Date you require an answer: -------------------------------- Attachments:

D business summary

D prospectus

D offering memorandum

Compliance Usc Only

D Approved

D  Denied

Signature

Date

ACKNOWLEDGMENT OF CODE OF ETHICS

Please indicate below whether this is an initial acknowledgement, an annual acknowledgement, or an acknowledgement of an amended Code of Ethics.

Initial

Annual

Amended

You must review the Adviser's Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment.  You must give this Acknowledgment  directly to the Chief Compliance Officer.

For the initial and annual acknowledgements, please complete the following:  as of the date below, I participate in the following outside activities (as discussed in the Code of the Ethics).

Name of Organization

Position

I REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE. IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR.

Please direct questions regarding the completion of this Acknowledgment  to the Chief' Compliance  Officer.

Name of Employee